Exhibit 99.1

STORE Capital Announces Second Quarter 2015 Operating Results

Raises 2015 AFFO Per Share Guidance Based on Strong Second Quarter Performance

SCOTTSDALE, Ariz., August 13, 2015 — STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the second quarter and six months ended June 30, 2015.

Highlights

For the quarter ended June 30, 2015:

•                  Total revenues of $68.9 million

•                  Net income per share of common stock of $0.17 (basic and diluted)

•                  AFFO of $42.8 million

•                  AFFO of $0.36 per common share (basic and diluted)

•                  Declared a regular quarterly cash dividend per common share of $0.25

•                  Invested $394.8 million in 107 properties at an initial weighted average cap rate of 8.2%

•                  Sold four properties for an aggregate gain of $1.2 million

•                  Issued $365 million of A+ rated net-lease mortgage notes under the STORE Master Funding debt program

•                  Raised net proceeds of $224.7 million in a follow-on public equity offering completed on June 9, 2015

For the six months ended June 30, 2015:

•                  Total revenues of $130.4 million

•                  Net income per share of common stock of $0.31 (basic and diluted)

•                  AFFO of $82.3 million

•                  AFFO of $0.71 per common share (basic and diluted)

•                  Declared regular cash dividends per common share aggregating $0.50

•                  Invested $686.3 million in 233 properties at an initial weighted average cap rate of 8.3%

•                  Sold four properties for an aggregate gain of $1.2 million

Management Commentary

“Any way you look at it, STORE had a great quarter,” said Christopher Volk, President and Chief Executive Officer. “We originated $395 million of gross investments, which is a record quarter for us.  This activity represented 45 separate transactions, with 35 percent of these representing repeat business from existing customers, and the majority from 32 new customers.  At the same time, we were able to maintain our high level of contract quality, while improving our industry-leading level of portfolio diversity.  The growth in our customer relationships illustrates the broad-based need for our net lease financing solutions and services.

STORE’s first half momentum, coupled with our financing activities and sustained favorable investment spreads, has enabled us to meaningfully increase and narrow our AFFO per share guidance for 2015.  STORE’s first half 2015 results will have a greater impact on 2016, which will benefit from a full year of performance from the contracts we have created so far this year.  Finally, our operating performance also favorably impacts an already low dividend payout ratio and our strong prospects for internal growth.”

Financial Results

Total Revenues

Total revenues were $68.9 million for the second quarter of 2015, an increase of 53.0% from $45.0 million for the second quarter of 2014.  The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $2.3 billion in gross investment amount representing 767 property locations at June 30, 2014 to $3.5 billion in gross investment amount representing 1,175 property locations at June 30, 2015.

Total revenues for the first half of 2015 were $130.4 million, an increase of 54.5% from $84.4 million for the first half of 2014.

Net Income

Net income increased to $19.6 million, or $0.17 per basic and diluted share, for the second quarter of 2015 compared to $10.4 million in net income, or $0.15 per basic and diluted share, for the second quarter of 2014.  The increase in net income was primarily due to additional rental revenues and interest income generated by the growth in the size of STORE Capital’s real estate investment portfolio.  Net income for the second quarter of 2015 includes a $1.2 million gain on the sale of four properties as compared to a $1.4 million gain on the sale of five properties during the same period in 2014.

Net income for the six months ended June 30, 2015 was $36.7 million, or $0.31 per basic and diluted share compared to $20.0 million, or $0.30 per basic and diluted share, for the six months ended June 30, 2014. The Company reported an aggregate gain of $1.2 million on the sale of four properties during the first half of 2015 versus $2.1 million in gains on the sale of six properties during the same period in 2014.

Adjusted Funds from Operations (AFFO)

AFFO increased 71.2% to $42.8 million, or $0.36 per basic and diluted share, for the second quarter of 2015, compared to AFFO of $25.0 million, or $0.35 per basic and diluted share, for the second quarter of 2014.  The increase in AFFO between years was driven by the growth in the Company’s real estate investment portfolio.  Weighted average shares used in the calculation of both basic and diluted per share amounts were 117.5 million shares and 70.4 million shares for the quarters ended June 30, 2015 and 2014, respectively.

AFFO for the six months ended June 30, 2015 was $82.3 million, or $0.71 per basic and diluted share, compared to $46.9 million, or $0.70 per basic and diluted share, for the six months ended June 30, 2014.  Weighted average shares used in the calculation of both basic and diluted per share amounts were 116.1 million shares and 66.7 million shares for the six months ended June 30, 2015 and 2014, respectively.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.25 for the second quarter ended June 30, 2015. This dividend, totaling $31.7 million, was paid on July 15, 2015 to stockholders of record on June 30, 2015.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $394.8 million of gross investments representing 107 property locations during the second quarter of 2015. These investments had an initial weighted average cap rate of 8.2%. Total investment activity for the first half of the year was $686.3 million representing 233 property locations and an initial weighted average cap rate of 8.3%.  The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.

During both the three and six months ended June 30, 2015, the Company sold four properties and recognized an aggregate gain of $1.2 million. These four properties represented approximately 0.4% of the investment portfolio at the beginning of 2015. The average sale cap rate for properties sold was 7.9%.

Portfolio

At June 30, 2015, STORE Capital’s real estate portfolio totaled $3.5 billion representing 1,175 property locations, substantially all of which are profit centers for the Company’s customers. Approximately 95% of the portfolio represents commercial real estate properties subject to long-term leases, 5% represents mortgage loans and direct financing receivables primarily on commercial real estate buildings (located on land the Company owns and leases to its customers) and a nominal amount represents loans receivable secured by the tenants’ other assets.  As of June 30, 2015, the portfolio’s annualized base rent and interest (based on rates in effect on June 30, 2015 for all lease and loan contracts) totaled $290.0 million. The weighted average non-cancellable remaining term of the leases at June 30, 2015 was approximately 15 years.

The Company’s customers operate their businesses across 259 brand names, or concepts, and the largest single concept represented 3.0% of the Company’s annualized base rent and interest as of June 30, 2015.

Portfolio At A Glance — As of June 30, 2015

Investment property locations	1,175
Customers	274
Industries in which customers operate	79
States	46
Proportion of portfolio from direct origination	~75%
Weighted average annual lease escalation(1)	1.7%
Weighted average remaining lease contract term	~15 years
Occupancy(2)	99.5%
# of properties not currently operating but subject to a lease(3)	6
# of investment locations subject to a ground lease	8
% of investment portfolio subject to NNN leases (based on annualized base rent and interest)	97%
% of investment portfolio subject to master leases (based on annualized base rent and interest)(4)	77%
Average investment amount/replacement cost (new)(5)	81%
% of investment locations providing unit-level financial reporting	96%
Median unit fixed charge coverage ratio (FCCR)/4-Wall coverage ratio(6)	1.95x/2.46x
Proportion of investment contracts rated investment grade(7)	~78%

(1)         Represents the weighted average annual escalation rate of the entire portfolio as if the escalations in all leases were expressed on an annual basis and assumes the contracts that increase based on changes in CPI increase at the minimum of the stated fixed percentage in the contract.

(2)         The Company defines occupancy as a property being subject to a lease or loan contract.  As of June 30, 2015, six of the Company’s properties were vacant and not subject to a contract.

(3)         Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.

(4)         Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Based on annualized base rent and interest, 85% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(5)         Represents the ratio of purchase price to replacement cost (new) at acquisition.

(6)         STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness. The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense.

(7)         Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade or higher. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a risk measure reflective of both the credit risk of its tenants and the profitability of the operations at the properties.  As of June 30, 2015, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba1’ as measured by Moody’s Analytics RiskCalc rating scale.  However, considering the profitability of the operations at its properties and STORE’s assessment of the likelihood the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘A3’.

Capital Transactions

On June 9, 2015, STORE Capital completed a follow-on public offering of 11.6 million shares of its common stock sold by the Company and 9.7 million shares sold by the selling stockholder at a price of $20.25 per share. The offering generated net proceeds to the Company of $224.7 million. The net proceeds from the offering were used to repay all amounts outstanding under the Company’s credit facility and to fund real estate acquisitions.

On April 16, 2015, the Company’s consolidated special purpose entities issued an additional series of STORE Master Funding net-lease mortgage notes consisting of $365.0 million of Class A notes and $30.0 million of Class B notes.  The Class B notes were retained by the Company.

2015 AFFO Guidance

STORE Capital is raising its expectations for 2015 AFFO per share from a range of $1.34 to $1.40 to a range of $1.38 to $1.42, based on projected 2015 annual real estate acquisition volume of approximately $1 billion. This AFFO per share guidance equates to anticipated net income of $0.61 to $0.64 per share, plus $0.69 to $0.70 per share of expected real estate depreciation and amortization, plus approximately $0.08 per share related to noncash items and real estate transaction costs. AFFO per share is sensitive to the timing and amount of real estate acquisitions during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held this morning at 11:00 a.m. Eastern Time / 8:00 a.m. Scottsdale, Arizona Time, to discuss second quarter 2015 operating results and answer questions.

•                  Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)

•                  Conference call replay available through August 28, 2015: 877-344-7529 (domestic) or 412-317-0088 (international)

•                  Replay access code: 10069735

•                  Live and archived webcast: http://ir.storecapital.com/webcasts

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 1,175 property locations, substantially all of which are profit centers, in 46 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes transaction costs associated with acquiring real estate subject to existing leases.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude additional non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation as such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. Additionally, in deriving AFFO, the Company excludes transaction costs associated with acquiring real estate subject to existing leases. The Company views transaction costs to be a part of the investment in the real estate it acquires, similar to the treatment of acquisition and closing costs on sale-leaseback transactions, which are capitalized as a part of the investment in the asset. The Company believes that transaction costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO.  As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Media and Investor Contacts:

Financial Profiles, Inc.

Moira Conlon, 310-622-8220

Beth Sackovich, 310-622-8237

STORECapital@finprofiles.com

Financial tables begin on following page —

STORE Capital Corporation
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Rental revenues	$65,662	$42,609	$124,500	$80,143
Interest income on loans and direct financing receivables	3,217	2,059	5,815	3,849
Other income	21	354	44	359
Total revenues	68,900	45,022	130,359	84,351

Expenses:
Interest	20,637	16,637	37,866	31,042
Transaction costs	607	1,160	866	1,558
Property costs	356	108	651	145
General and administrative	7,210	4,883	13,845	9,066
Depreciation and amortization	21,568	13,149	40,460	24,710
Provision for impairment of real estate	—	—	1,000	—
Total expenses	50,378	35,937	94,688	66,521

Income from continuing operations before income taxes	18,522	9,085	35,671	17,830
Income tax expense	83	50	166	102
Income from continuing operations	18,439	9,035	35,505	17,728
Income from discontinued operations	—	250	—	1,096
Income before gain on dispositions of real estate investments	18,439	9,285	35,505	18,824
Gain on dispositions of real estate investments	1,195	1,137	1,195	1,137
Net income	$19,634	$10,422	$36,700	$19,961

Net income per share of common stock - basic and diluted:
Continuing operations	$0.17	$0.14	$0.31	$0.28
Net income	$0.17	$0.15	$0.31	$0.30

Weighted average common shares outstanding	117,507,861	70,413,343	116,078,522	66,739,688

Dividends declared per common share	$0.2500	$0.2455	$0.5000	$0.4850

STORE Capital Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30, 2015	December 31, 2014
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$1,032,120	$843,843
Buildings and improvements	2,189,415	1,790,530
Intangible lease assets	73,642	60,184
Total real estate investments	3,295,177	2,694,557
Less accumulated depreciation and amortization	(137,784)	(98,671)
	3,157,393	2,595,886
Real estate investments held for sale, net	10,633	—
Loans and direct financing receivables	168,273	111,354
Net investments	3,336,299	2,707,240
Cash and cash equivalents	66,244	136,313
Deferred costs, net	42,277	37,136
Other assets	43,039	32,923
Total assets	$3,487,859	$2,913,612

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$—	$—
Non-recourse debt obligations of consolidated special purpose entities, net	1,638,811	1,284,151
Dividends payable	31,715	13,123
Accounts payable and accrued expenses	25,650	30,486
Other liabilities	6,030	3,168
Total liabilities	1,702,206	1,330,928

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 126,858,765 and 115,212,541 shares issued and outstanding, respectively	1,269	1,152
Capital in excess of par value	1,862,951	1,636,203
Distributions in excess of retained earnings	(78,239)	(54,405)
Accumulated other comprehensive loss	(328)	(266)
Total stockholders’ equity	1,785,653	1,582,684
Total liabilities and stockholders’ equity	$3,487,859	$2,913,612

STORE Capital Corporation
Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Net income	$19,634	$10,422	$36,700	$19,961
Depreciation and amortization of real estate assets	21,483	13,074	40,293	24,565
Provision for impairment of real estate	—	—	1,000	—
Gain on dispositions of real estate	(1,195)	(1,363)	(1,195)	(2,106)
Funds from Operations	39,922	22,133	76,798	42,420

Adjustments:
Straight-line rental revenue, net	(991)	(886)	(1,099)	(1,502)
Transaction costs	607	1,160	866	1,558
Non-cash equity-based compensation	1,263	767	2,160	1,140
Non-cash interest expense	1,654	1,478	3,051	2,812
Amortization of lease-related intangibles and costs	335	340	555	449
Adjusted Funds from Operations	$42,790	$24,992	$82,331	$46,877

Dividends declared to common stockholders	$31,715	$16,800	$60,537	$31,940

Net income per share of common stock:
Basic and Diluted (1)	$0.17	$0.15	$0.31	$0.30
FFO per share of common stock:
Basic and Diluted (1)	$0.34	$0.31	$0.66	$0.63
AFFO per share of common stock:
Basic and Diluted (1)	$0.36	$0.35	$0.71	$0.70

(1)         Under the two class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

Investment Portfolio

June 30, 2015

Real Estate Portfolio Information

As of June 30, 2015, STORE Capital’s total investment in real estate and loans approximated $3.5 billion, representing investments in 1,175 property locations, substantially all of which are profit centers for its customers.  The Company’s real estate portfolio is highly diversified.  The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on June 30, 2015, for all leases, loans and direct financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At June 30, 2015, the Company’s 1,175 property locations were operated by 274 customers. No single customer represented more than 3.0% of annualized base rent and interest and the top ten customers totaled 17% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of June 30, 2015:

Customer	% of Annualized Base Rent and Interest	Number of Properties
Gander Mountain Company	2.92%	12
SMH Theatres, Inc. (1)	2.49	10
O’Charley’s LLC	1.96	30
Sailormen, Inc.	1.56	41
FreedomRoads, LLC	1.52	8
Bellisio Foods, Inc.	1.47	2
Rainbow Early Education Holding, LLC	1.40	34
Hill Country Holdings, LLC	1.23	6
Conn’s, Inc.	1.22	7
RMH Franchise Holdings, Inc.	1.21	17
All other (264 customers)	83.02	1,008
Total	100.00%	1,175

(1)         SMH Theatres, Inc. has announced that it has entered into an agreement to be acquired by AMC Entertainment Holdings, Inc., subject to regulatory approval and customary closing conditions.

STORE Capital Corporation

Investment Portfolio

June 30, 2015

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the 259 concepts represented in the Company’s investment portfolio as of June 30, 2015, the largest single concept represented 3.0% of annualized base rent and interest and the top ten concepts totaled less than 21% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of June 30, 2015:

Customer Business Concept	% of Annualized Base Rent and Interest	Number of Properties
Ashley Furniture HomeStore	3.00%	17
Gander Mountain	2.92	12
Applebee’s	2.49	36
Popeyes Louisiana Kitchen	2.07	57
Starplex Cinemas	2.06	8
O’Charley’s	1.96	30
FreedomRoads	1.52	8
KFC	1.47	49
Bellisio Foods	1.47	2
Rainbow Child Care Center	1.40	34
All other (249 concepts)	79.64	922
	100.00%	1,175

STORE Capital Corporation

Investment Portfolio

June 30, 2015

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across 79 industries within the service, retail and industrial sectors of the U.S. economy.  The following table summarizes those industries as of June 30, 2015:

Customer Industry	% of Annualized Base Rent and Interest	Number of Properties	Building Square Footage (in thousands)
Service:
Restaurants — full service	17.59%	279	2,039
Restaurants — limited service	9.62	302	881
Health clubs	7.35	46	1,499
Early childhood education centers	7.30	127	1,318
Movie theaters	6.80	30	1,131
Colleges and professional schools	2.70	6	466
Automotive repair and maintenance	1.89	42	168
Family entertainment centers	1.67	6	336
All other service (33 industries)	17.99	165	5,051
Total service	72.91	1,003	12,889
Retail:
Furniture stores	4.36	24	1,440
Sporting goods stores	3.44	15	983
All other retail (11 industries)	6.82	56	2,507
Total retail	14.62	95	4,930
Industrial:
Total industrial (25 industries)	12.47	77	8,370
Total	100.00%	1,175	26,189

STORE Capital Corporation

Investment Portfolio

June 30, 2015

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s 1,175 property locations can be found in 46 of the 50 states (excluding Alaska, Delaware, Hawaii and Rhode Island). The following table details the top ten geographical locations of the properties as of June 30, 2015:

State	% of Annualized Base Rent and Interest	Number of Properties
Texas	12.28%	91
Illinois	7.52	80
Ohio	6.10	70
Tennessee	5.88	74
Georgia	5.80	82
Florida	4.50	63
Arizona	4.19	39
Pennsylvania	4.14	32
California	3.88	22
North Carolina	3.74	78
All other (36 states) (1)	41.97	544
	100.00%	1,175

(1)         Includes one property in Ontario, Canada which represents less than 0.2% of annualized base rent and interest.

STORE Capital Corporation

Investment Portfolio

June 30, 2015

Lease Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of June 30, 2015, 97% of the Company’s investment portfolio was subject to a triple-net lease. Where the Company owns multiple properties leased to a single customer, 77% of this portion of the investment portfolio was subject to a master lease. Leases and loans representing less than 10% of the annualized base rent and interest will expire in the next ten years (before 2025). The following table sets forth the schedule of lease, loan and direct financing receivable expirations as of June 30, 2015:

Year of Lease Expiration or Loan Maturity (1)	% of Annualized Base Rent and Interest	Number of Properties (2)
Remainder of 2015	0.00%	—
2016	0.01	—
2017	0.34	4
2018	0.42	3
2019	0.97	9
2020	0.72	4
2021	1.26	7
2022	0.36	4
2023	3.04	38
2024	1.99	21
Thereafter	90.89	1,079
Total	100.00%	1,169

(1)                                 Expiration year of contracts in place as of June 30, 2015 and excludes any tenant renewal option periods.

(2)                                 Excludes six properties which were vacant and not subject to a lease as of June 30, 2015.